EXHIBIT 1

NATIONAL BANK OF GREECE S.A.

ARTICLES OF ASSOCIATION

CHAPTER ONE

ESTABLISHMENT – NAME – REGISTERED OFFICE – DURATION – PURPOSE

Article 1

1.          National Bank of Greece S.A. was established in 1841. By Royal Decree of 26/27 February 1953, the Bank merged with Bank of Athens S.A. (established in 1893) and adopted the name National Bank of Greece and Athens S.A. The Bank’s present name, as determined by the General Meeting of its Shareholders on 30 April 1958, is “EQNIKH TPAPEZA THS ELLAΔOS A.E.” The said name shall be rendered as “National Bank of Greece S.A.” in English and either as a true translation or in Latin characters in other languages.

2.          National Bank of Greece S.A. has its registered office in Athens, at Aiolou 86 and may establish branches, agencies and representative offices anywhere in Greece or abroad by resolution of its Board of Directors (hereinafter the “Board”).

Article 2

The Bank’s duration is set until 27 February 2053 and may be extended by resolution of its General Meeting of Shareholders (hereinafter the “GM”), whereby this Article is amended.

Article 3

1.          The Bank shall engage in all such banking and financial activities in general, both in Greece and abroad, as are allowed to banks pursuant to Greek, EU and international legislation, as amended. The Bank may also carry out the said activities on behalf of third parties, either on a joint venture basis, or in association with other legal entities or natural persons of any nationality, insofar as this is allowed by legislation, as amended.

2.          Specifically, the Bank engages in the following activities:

(a)        Extends all types of loans, credit or guarantees;

(b)        Acquires or assigns claims thereunder;

(c)        Provides intermediary services in the financing of business, inter-business cooperation or in the underwriting of share capital issues through public subscription or bond issues, and represents bondholders or other lenders;

(d)        Receives loans, credit or guarantees and launches bond issues;

(e)        Accepts cash deposits or other refundable funds, in euro and in foreign exchange or in foreign currency;

(f)         Purchases, sells, keeps safe, manages or collects negotiable instruments; also securities (whether listed or not), foreign exchange or foreign currency;

(g)        Issues and manages means of payment (credit cards, travellers cheques and letters of credit);

(h)        Participates in security issues and provides related services;

(i)         Provides consulting services to companies in respect of the capital structure, industrial strategy and related matters; also provides consulting and other services with respect to mergers, acquisitions or liquidation of companies;

(j)         Provides intermediary services in the interbank markets;

(k)        Provides portfolio management and related consulting services;

(l)         Provides credit information reports;

(m)       Leases safe deposit boxes, and

(n)        Participates in businesses at home and abroad.

3.          The Bank is entitled to establish associations, foundations under Article 108 of the Greek Civil Code and enterprises under Article 784 thereof engaging in cultural, educational and financial activities, and to participate in such enterprises already established.

CHAPTER TWO

SHARE CAPITAL - SHARES

Article 4

1.         The Bank’s share capital amounts to Euro 2,481,331,495 and is divided into 496,266,299 shares, of a par value of Euro 5 each.

2.          The said share capital level has been reached as follows:

(i)

By Royal Decree of 26 February 1953, the share capital of the Bank was set at Old Drachmae 223,190,100,000, divided into 30,366 shares, fully paid, of a par value of Old Drachmae 7,350,000 each. This capital resulted from the transfer of all corporate property, including all assets and liabilities as at 27 February 1953, of “National Bank of Greece S.A.” and “Bank of Athens S.A.” to “National Bank of Greece and Athens S.A.”, which, as mentioned earlier, changed its name to “National Bank of Greece S.A.” and was subrogated, ipso jure and without any further formality, to all of the rights and obligations of “National Bank of Greece S.A.” and “Bank of Athens S.A.”, as the universal successor thereof, except obligations thereof relating to direct debt, guarantees or other grounds, issuing from bonds, securities in general, contracts or otherwise and relating to lending in gold or in foreign currency, in the form of bonds or otherwise, issued to bearer by various entities, such as companies, public entities, municipalities and communities (Legislative Decree 3504/1956).

(ii)

By Board resolution of 10 September 1953, the Bank’s share capital increased to Old Drachmae 297,586,800,000 or New Drachmae 297,586,800 (law 2824/1954), divided into 40,488 shares, of a par value of New Drachmae 7,350 each.

By GM resolution of 2 April 1955, the said share capital was divided into 404,880 shares of a par value of Drachmae 735 each.

(iii)

Pursuant to Royal Decree of 14/27 November 1956 “re Adjustment of companies’ financial statements”, the share capital was adjusted to Drachmae 721,353,476. Following absorption of reserves amounting to Drachmae 4,070,000, and deduction from such share capital of a Drachmae 139,716,416 amount, representing the final debit balance of the Adjustment Difference account, the Bank’s share capital stood at Drachmae 581,637,060. A Drachmae 229,380 portion thereof was transferred to reserves, to round off the par value of each share. Accordingly, pursuant to Article 10 of the said Royal Decree of 14/27 November 1956, the Bank’s share capital was set at Drachmae 581,407,680, divided into 404,880 shares of a par value of Drachmae 1,436 each.

(iv)

By GM resolution of 14 April 1962 and Board resolution of 12 October 1962, the Bank’s share capital increased by Drachmae 290,703,840 through the issue of 202,440 shares of a par value of Drachmae 1,436 each. Accordingly, the Bank’s share capital stands at Drachmae 872,111,520, divided into 607,320 shares of a par value of Drachmae 1,436 each.

(v)

By GM resolution of 19 May 1969, the Bank’s share capital increased by Drachmae 8,502,480 as a result of a withholding of Drachmae 14 per share from the 1968 dividend; accordingly, the Bank’s share capital stands at Drachmae 880,614,000, divided into 1,214,640 shares, which resulted from the exchange of 1 old for 2 new shares, of a par value of Drachmae 725 each.

(vi)

By GM resolution of 28 May 1970, and pursuant to Emergency Law 148/1967, the Bank’s share capital increased by Drachmae 220,153,500 through capitalization of the Special Reserve of Drachmae 219,934,660, which resulted from the issue of new shares above par, and of a Drachmae 218,840 amount from the Extraordinary Reserve. As a result of the said capitalization, 303,660 new shares were issued, of a par value of Drachmae 725 each, and distributed to the shareholders as prescribed by law, at a ratio of one 1 new to 4 old shares. Accordingly, the share capital stands at Drachmae 1,100,767,500, divided into 1,518,300 shares of a par value of Drachmae 725 each.

(vii)

By resolution of extraordinary General Meeting (“EGM”) of 7 September 1972, the Bank’s share capital further increased (a) by Drachmae 157,252,500 through the issue, against payment in cash, of 216,900 new, registered shares, of a par value of Drachmae 725 each and (b) by Drachmae 366,922,500 from capitalization, pursuant to Emergency Law 148/1967, as amended, of a Drachmae 1,544,457,362 portion of gains from revaluation of fixed assets, through the issue of 506,100 new shares of a par value of Drachmae 725 each, distributed at a ratio of one (1) new to three (3) old shares; the remaining Drachmae 1,177,534,862 portion of such gains was applied to form Special Reserves in line with Legislative Decree 1229/1972. Thus, the Bank’s share capital stands at Drachmae 1,624,942,500, divided into 2,241,300 shares of a par value of Drachmae 725 each.

(viii)

By GM resolution of 26 May 1975, the Bank’s share capital increased by Drachmae 64,997,700 through capitalization, pursuant to Emergency Law 148/1967, as amended, of a portion of the Special Reserves formed by the gains from revaluation of fixed assets, as above, through the issue of 89,652 new shares of a par value of Drachmae 725 each, distributed at a ratio of 1 new to 25 old shares. Accordingly, the Bank’s share capital stands at Drachmae 1,689,940,200, divided into 2,330,952 shares of a par value of Drachmae 725 each.

(ix)

By GM resolution of 2 June 1977 the Bank’s share capital further increased by Drachmae 2,779,566,434 in aggregate, through capitalization of a Drachmae 1,667,029,272 portion of gains from revaluation of realty, pursuant to law 542/1977, and of the Drachmae 1,112,537,162 balance of such gains that was not capitalized, pursuant to Emergency Law 148/1967. Subsequently, in line with law 542/1977: (a) 75% of the above aggregate amount was rounded off to Drachmae 2,039,583,000, in order for the new par value of each share to be a full number, and was applied to increase the par value of each share from Drachmae 725 to Drachmae 1,600 and (b) the remaining balance thereof, i.e. Drachmae 739,983,434, was supplemented by a Drachmae 5,920,566 amount from the 1976 profits. Accordingly, the resulting total amount of Drachmae 745,904,000 was divided into 466,190 new shares of a par value of Drachmae 1,600 each and distributed to the shareholders at a ratio of 1 new to 5 old shares.

(x)	By GM resolution of 25 May 1979, the Bank’s share capital increased by Drachmae 895,086,400 through the issue of 559,429 shares of a par value of Drachmae 1,600 each.

(xi)

By EGM resolution of 24 September 1982, the Bank’s share capital further increased by capitalization of: (a) Drachmae 14,212,217,545.56, representing gains from revaluation of realty pursuant to law 1249/1982, and (b) a Drachmae 53,212,354.44 portion of the reserves that resulted from the issue of shares above par, i.e. by Drachmae 14,265,429,900 in total; of these, a Drachmae 9,734,055,900 portion was applied to increase the par value of each share from Drachmae 1,600 to Drachmae 4,500, and the remaining balance, of Drachmae 4,531,374,000, was divided into 1,006,972 new shares of a par value of Drachmae 4,500 each and distributed to the shareholders at a ratio of 3 new to 10 old shares.

(xii)

By GM resolution of 24 June 1983, a Drachmae 665,927,970 portion of the reserves that resulted from the issue of shares above par was transferred to supplement the share capital following a miscalculation during the process of revaluation of the Bank’s realty pursuant to law 1249/1982. Accordingly, the Bank’s share capital stands at Drachmae 19,635,943,500, divided into 4,363,543 shares of a par value of Drachmae 4,500 each.

(xiii)

By GM resolution of 8 June 1988 the Bank’s share capital increased by capitalization of: (a) a Drachmae 34,784,009,378 amount of gains from revaluation of realty pursuant to the National Economy and Finance Ministers’ joint decision of 22 February 1988 and (b) a Drachmae 560,691,622 portion of the reserves that resulted from the issue of shares above par, thus amounting to Drachmae 35,344,701,000, divided into 7,854,378 new shares of a par value of Drachmae 4,500 each and distributed to the shareholders at a ratio of 9 new to 5 old shares. Accordingly, the Bank’s share capital stands at Drachmae 54,980,644,500 divided into 12,217,921 shares of a par value of Drachmae 4,500 each.

(xiv)

By GM resolution of 21 June 1991, the Bank’s share capital increased by (a) Drachmae 10,996,128,000 through the issue of 2,443,584 shares of a par value of Drachmae 4,500 each, and (b) Drachmae 5,498,064,000 through capitalization of an equal portion of the reserves that resulted from the issue of shares above par. The said amount was divided into 1,221,792 new shares of a par value of Drachmae 4,500 each and distributed to the shareholders at a ratio of 1 new to 10 old shares. Accordingly, the Bank’s share capital stands at Drachmae 71,474,836,500 divided into 15,883,297 shares of a par value of Drachmae 4,500 each.

(xv)

By GM resolution of 13 July 1994, the Bank’s share capital increased by Drachmae 16,424,627,006, representing gains from revaluation of realty and capitalization thereof in line with laws 2065/92 and 1839/89. Following addition thereto of a Drachmae 14,585,389 amount from the issue of shares above par, the resulting total amount of Drachmae 16,439,212,395 was applied to increase the par value of each share from Drachmae 4,500 to Drachmae 5,535. Accordingly, the Bank’s share capital stands at Drachmae 87,914,048,895, divided into 15,883,297 shares of a par value of Drachmae 5,535 each.

(xvi)

By Board resolution adopted at meeting No 1031 of 18 November 1994, the Bank’s share capital increased by Drachmae 249,075 through the issue of 45 new shares of a par value of Drachmae 5,535 each, as a result of conversion to shares of an equal number of convertible bonds issued in 1991. Accordingly, the Bank’s share capital stands at Drachmae 87,914,297,970 divided into 15,883,342 shares of a par value of Drachmae 5,535 each.

(xvii)

By Board resolution adopted at meeting No 1047 of 22 November 1995, the Bank’s share capital increased by Drachmae 55,350 through the issue of 10 new shares of a par value of Drachmae 5,535 each, as a result of conversion to shares of an equal number of convertible bonds issued in 1991. Accordingly, the Bank’s share capital stands at Drachmae 87,914,353,320 divided into 15,883,352 shares of a par value of Drachmae 5,535 each.

(xviii)

By EGM resolution of 14 March 1997, the Bank’s share capital increased by Drachmae 13,421,431,280 through capitalization of the reserve formed from gains from revaluation of fixed assets under Law 2065/1992. The said increase comprised (a) a Drachmae 4,209,088,280 amount to increase the par value of each share from Drachmae 5,535 to Drachmae 5,800 and (b) a Drachmae 9,212,343,000 amount to the issue of 1,588,335 new shares of a par value of Drachmae 5,800 each, distributed to the shareholders at a ratio of 1 new to 10 old shares. Accordingly, the Bank’s share capital stands at Drachmae 101,335,784,600, divided into 17,471,687 common shares of a par value of Drachmae 5,800 each.

(xix)

By EGM resolution of 6 October 1997, the Bank’s share capital increased by Drachmae 20,267,154,600 through the issue, against payment in cash, of 3,494,337 new registered shares of a par value of Drachmae 5,800 each, distributed to the shareholders at a ratio of 2 new to 10 old shares. Accordingly, the Bank’s share capital stands at Drachmae 121,602,939,200 divided into 20,966,024 common registered shares of a par value of Drachmae 5,800 each.

(xx)

By Board resolution adopted at meetings No 1094 and No 1095 of 9 December 1997, the Bank’s share capital increased by Drachmae 9,368,589,200 through the issue of 1,615,274 new shares of a par value of Drachmae 5,800 each, resulting from the conversion to shares of an equal number of convertible bonds issued in 1996. Accordingly, the Bank’s share capital stands at Drachmae 130,971,528,400, divided into 22,581,298 common, registered shares of a par value of Drachmae 5,800 each.

(xxi)

By GSM resolution of 25 May 1998, the Bank’s share capital increased by Drachmae 26,194,308,000 through capitalization of: (a) Drachmae 6,368,790,543.65 resulting from taxed reserves in line with law 2579/98, (b) the Drachmae 703,884,719 balance of gains from revaluation of realty in line with law 2065/92, and (c) Drachmae 19,121,632,737.35 of reserves from the issue of new shares above par. As a result of the said increase, 4,516,260 new shares were issued, of a par value of Drachmae 5,800 each, and distributed to the shareholders on 25 May 1998 as bonus shares at a ratio of 2 new to 10 old shares. Accordingly, the Bank’s share capital stands at Drachmae 157,165,836,400, divided into 27,097,558 common shares of a par value of Drachmae 5,800 each.

(xxii)	By EGM resolution of 9 September 1998, the Bank’s share capital increased:

(a)   by Drachmae 14,312,065,400 by the merger through absorption, by the Bank, of “National Mortgage Bank of Greece S.A.” (Companies’ Register No 6070/06/b/86/09), as per the provisions of Article 16 of law 2515/1997 in conjunction with the provisions of Article 69 et seq. of Companies Act 2190/1920 (“Companies Act”).

(b)   by Drachmae 11,387,618,600 through capitalisation of an equal amount of the Bank’s Share Premium Account reserve, to maintain the par value of the Bank’s aggregate share capital at Drachmae 5,800 per share following the said merger. Accordingly, the Bank’s share capital stands at Drachmae 182,865,520,400, divided into 31,528,538 common registered shares of a par value of Drachmae 5,800 each.

(xxiii)

By Board resolution adopted at meetings No 1116 and No 1118 of 8 December 1998 and 16 December 1998 respectively, the Bank’s share capital increased by Drachmae 9,368,589,200 through the issue of 1,615,274 new shares of a par value of Drachmae 5,800 each, as a result of conversion to shares of an equal number of convertible bonds issued in 1996. Accordingly, the Bank’s share capital stands at Drachmae 192,234,109,600, divided into 33,143,812 common registered shares of a par value of Drachmae 5,800 each.

(xxiv)

By Board resolution adopted at meetings No 1117 and No 1118 of 8 December 1998 and 16 December 1998 respectively, the Bank’s share capital increased by Drachmae 13,096,005,600 through the issue of 2,257,932 new shares of a par value of Drachmae 5,800 each, as a result of conversion to shares of 1,128,966 convertible bonds issued in 1991. Accordingly, the Bank’s share capital stands at Drachmae 205,330,115,200, divided into 35,401,744 common registered shares of a par value of Drachmae 5,800 each.

(xxv)

By EGM resolution of 29 January 1999, each share was split into four whole shares and the par value thereof concurrently decreased from Drachmae 5,800 to Drachmae 1,450. Accordingly, the Bank’s share capital stands at Drachmae 205,330,115,200, divided into 141,606,976 common registered shares of a par value of Drachmae 1,450 each.

(xxvi)

By EGM resolution of 6 April 1999, the Bank’s share capital increased by Drachmae 21,522,384,800 through the issue, against payment in cash, of 14,843,024 new common registered shares of a par value of Drachmae 1,450 each. Of these, 682,326 were distributed to the employees and 14,160,698 to the shareholders of the Bank at a ratio of 1 new to 10 old shares. Accordingly, the Bank’s share capital stands at Drachmae 226,852,500,000 divided into 156,450,000 common registered shares of a par value of Drachmae 1,450 each.

(xxvii)

By Board resolutions adopted at meetings No 1136 and No 1137 of 14 June 1999, the Bank’s share capital increased by Drachmae 5,092,400 through the issue of 3,512 new shares of a par value of Drachmae 1,450 each, as a result of conversion to shares of 439 convertible bonds issued in 1991. Accordingly, the Bank’s share capital stands at Drachmae 226,857,592,400, divided into 156,453,512 common registered shares of a par value of Drachmae 1,450 each.

(xxviii)

By Board resolutions adopted at meetings No 1143 and No 1144 of 15 November 1999, the Bank’s share capital increased by Drachmae 9,368,589,200 through the issue of 6,461,096 new shares of a par value of Drachmae 1,450 each, as a result of conversion into shares of 1,615,274 convertible bonds issued in 1996. Accordingly, the Bank’s share capital stands at Drachmae 236,226,181,600, divided into 162,914,608 common registered shares of a par value of Drachmae 1,450 each.

(xxix)

By GM resolution of 18 April 2000, the Bank’s share capital increased by Drachmae 94,490,473,800 through capitalization of an equal portion of reserves from the issue of shares above par. As a result of the said increase, 65,165,844 new shares were issued of a par value of Drachmae 1,450 each and distributed to the shareholders on 26 April 2000 as bonus shares at a ratio of 4 new to 10 old shares. Accordingly, the Bank’s share capital stands at Drachmae 330,716,655,400 divided into 228,080,452 common registered shares of a par value of Drachmae 1,450 each.

(xxx)

By Board resolutions adopted at meetings No 1164 and No 1165 of 15 November 2000, the Bank’s share capital increased by Drachmae 9,368,589,200 through the issue of 6,461,096 new shares of a par value of Drachmae 1,450 each, which resulted from conversion to shares of 1,615,274 convertible bonds issued in 1996. Accordingly, the Bank’s share capital stands at Drachmae 340,085,244,600, divided into 234,541,548 common registered shares of a par value of Drachmae 1,450 each.

(xxxi)

By GM resolution of 26 April 2001 the Bank’s share capital decreased by Drachmae 9,368,589,200 through cancellation of 6,461,096 own shares purchased by the Bank from the Public Company for Transferable Securities S.A. (DEKA S.A.) Accordingly, the Bank’s share capital stands at Drachmae 330,716,655,400, divided into 228,080,452 common registered shares of a par value of Drachmae 1,450 each.

(xxxii)

By GM resolution of 26 April 2001, the Bank’s share capital increased by Drachmae 19,016,207,686, along with an increase in the par value of the Bank’s share from Drachmae 1,450 to Drachmae 1,533.375, via capitalization of (a) Drachmae 10,637,258,098 representing gains from revaluation of realty pursuant to law 2065/1992, and (b) Drachmae 8,378,949,588 from capitalisation of the Bank’s Share Premium Account reserve. Accordingly, the Bank’s share capital stands at Drachmae 349,732,863,086, divided into 228,080,452 common registered shares of a par value of Drachmae 1,533.375 each.

(xxxiii)

By Board resolutions adopted at meetings No 1187 and No 1188 of 15 November 2001, the Bank’s share capital increased by Drachmae 9,907,289,213 through the issue of 6,461,100 new shares of a par value of Drachmae 1,533.375 each, which resulted from conversion to shares of 1,615,275 convertible bonds issued in 1996. Accordingly, the Bank’s share capital stands at Drachmae 359,640,152,299, divided into 234,541,552 common registered shares of a par value of Drachmae 1,533.375 each.

(xxxiv)

By GM resolution of 26 November 2001 the Bank’s share capital decreased by Drachmae 9,907,289,213 through cancellation of 6,461,100 own shares from the conversion to shares of 1,615,275 bonds purchased from the Public Company for Transferable Securities S.A. (DEKA S.A.) Accordingly, the Bank’s share capital stands at Drachmae 349,732,863,086, divided into 228,080,452 common registered shares of a par value of Drachmae 1,533.375 each.

(xxxv)

By GM resolution of 9 May 2002, and pursuant to Article 12 of law 2842/2000, the share capital and the par value of the share were converted to euro only. Accordingly, the Bank’s share capital stands at Euro 1,026,362,034, divided into 228,080,452 common registered shares of a par value of Euro 4.50 each.

(xxxvi)	By resolution of the Repeat GM of 20 November 2002, the Bank’s share capital increased:

(a)   by Euro 8,086,472.32 by the merger through absorption, by National Bank of Greece, of “National Investment Bank for Industrial Development S.A. (ETEBA)” (Companies Register No  6075/06/B/86/14), pursuant to the provisions of Article 16 of law 2515/1997, in conjunction with the provisions of Articles 69 ET seq. of the Companies Act.

(b)   by Euro 8,970,930.68, resulting from capitalisation of an equal portion of the Bank’s share premium account reserve, to ensure that following the merger the par value of each share of National Bank of Greece would remain at Euro 4.50. Accordingly, the Bank’s share capital stands at Euro 1,043,419,437, divided into 231,870,986 common registered shares of a par value of Euro 4.50 each.

(xxxvii)

By GM resolution of 9 May 2003, the share capital increased by Euro 104,341,945.50 through the issue of 23,187,099 new shares of a par value of Euro 4.50 each, which resulted from capitalisation of reserves and were distributed to the shareholders as bonus shares, at a ratio of 1 new to 10 old shares. Accordingly, the Bank’s share capital stands at Euro 1,147,761,382.50, divided into 255,058,085 shares, of a par value of Euro 4.50 each.

(xxxviii)

By GM resolution of 18 May 2004, the share capital increased by Euro 344,328,417 through the issue of 76,517,426 new shares of a par value of Euro 4.50 each, which resulted from capitalisation of reserves and were distributed to the shareholders as bonus shares at a ratio of

3 new to 10 old shares. Accordingly, the Bank’s share capital stands at Euro 1,492,089,799.50, divided into 331,575,511 shares of a par value of Euro 4.50 each.

(xxxix)	By second Repeat GM resolution of 3 November 2005, the share capital increased:

(a)   by Euro 101,274,438.72 by the merger through absorption, by National Bank of Greece, of “National Investment Company S.A.”, in line with the provisions of Article 16 of Law 2515/1997, in conjunction with the provisions of Articles 1-5 of Law 2166/1993 and Articles 68,69-77 of the Companies Act.

(b)   by Euro 22,311,177.78 resulting from capitalisation of an equal portion  of the Bank’s Share Premium Account reserve, to provide for an increase in the par value of the Bank’s share to Euro 4.80 following the said merger. Accordingly, the Bank’s share capital stands at Euro 1,615,675,416, divided into 336,599,045 shares of a par value of Euro 4.80 each.

(xl)	By second Repeat GM resolution of 3 February 2006, the share capital increased:

(a)   by Euro 20,027,755 by the merger through the absorption, by National Bank of Greece, of “National Real Estate S.A.”, in line with the provisions of Article 16 of law 2515/1997, in conjunction with the provisions of Articles 1-5 of law 2166/1993 and Articles 68,69-77 of the Companies Act.

(b)   by Euro 60,643,889 resulting from capitalisation of an equal portion of  the Bank’s share premium account reserve, to provide for an increase in  the par value of the Bank’s share to Euro 5 following the said merger. Accordingly, the Bank’s share capital stands at Euro 1,696,347,060 and is divided into 339,269,412 shares of a par value of Euro 5 each.

(xli)

By second Repeat GM resolution of 1 June 2006, the share capital increased by Euro 678,538,820 through the issue against payment in cash of 135,707,764 new common registered shares of a par value of Euro 5 each, distributed to the shareholders at a ratio of 4 new to 10 old shares. Thus, the Bank’s share capital stands at Euro 2,374,885,880, divided into 474,977,176 common registered shares, of a par value of Euro 5 each.

(xlii)

By GM resolution of 25 May 2007, and following a Board resolution of 21 December 2006, the share capital was adjusted to take into account, in line with par. 9, article 13 of the Companies Act, the Euro 1,550,215 increase through the issue of 310,043 new common registered shares of a par value of Euro 5 each, distributed exclusively to the beneficiaries of the Bank’s stock option programme who exercised the respective stock option rights, as per GM resolution of 22 June 2005 and the relevant board resolutions. Accordingly, the Bank’s share capital stands at Euro 2,376,436,095, divided into 475,287,219 shares of a par value of Euro 5 each.

(xliii)

By GM resolution of 25 May 2007, the Bank’s share capital increased by Euro 1,750,000 through the issue of 350,000 new shares of a par value of Euro 5 each, and of issue price at par, by capitalization of an equal portion of the taxed 2006 profits, distribution to the Bank’s staff of bonus shares and abolition of the old shareholders’ preemptive right, pursuant to Article 16, par. 2 case f of the Companies Act and article 1 of Presidential Decree 30/1988. Thus, the Bank’s share capital stands at Euro 2,378,186,095, divided into 475,637,219 shares of a par value of Euro 5 each.

(xliv)

By Board resolution adopted at meeting No 1342 of 20 December 2007, the share capital increased by Euro 7,806,210 through the issue of 1,561,242 new common registered shares of a par value of Euro 5 each, distributed exclusively to the beneficiaries of the Stock Options Programme who exercised the respective stock option rights in accordance with the GM resolutions of 22 June 2005 and 1 June 2006. Accordingly, the Bank’s share capital stands at Euro 2,385,992,305, divided into 477,198,461 shares of a par value of Euro 5 each.

(xlv)

By second Repeat GM resolution of 15 May 2008, pursuant to Article 45 par. 3 of the Companies Act the share capital increased by Euro 95,339,190 in total through the issue of 19,067,838 new common registered shares of a par value of Euro 5 each, distributed to shareholders without payment instead of part of the additional dividend. Accordingly, the Bank’s share capital stands at Euro 2,481,331,495, divided into 496,266,299 shares of a par value of Euro 5 each.

Article 5

1.          Each time new shares are issued, their price may not be set below par. In the event of issue of new shares above par, the difference between the par value and the issue price may not be applied towards payment of dividends or fractional rights.

2.          The resolution adopted by the corporate body vested with authority to resolve on a share capital increase or bond issue, as per the provisions of the Companies Act and these Articles of Association, shall at least specify the amount of the capital increase or bond issue, the method to be used for raising the relevant funds, the number and category of shares or bonds to be issued, the par value and offering price thereof, and the deadline for payment of such funds.

3.          Cash payments to meet the initial capital level or any increase thereof, as well as shareholders’ deposits intended for share capital increase in future, shall be made into a special corporate account held with any bank legally operating in Greece.

4.          Under the provisions of Article 13 of the Companies Act the GM may empower the Board to decide for a share capital increase, or - insofar as the GM is the appropriate corporate body to decide thereon -, for a bond issue, by GM resolution subject to the publication formalities provided for by Article 7b of the Companies Act. In this case, the share capital increase may be up to the level of the capital paid up at the date the said powers are delegated to the Board, whereas the amount of the bond issue may not exceed half of the share capital paid up at such date. The said powers of the Board may be renewed by the GM for a period each time not exceeding five years and shall come into effect on expiry of each such period. The said GM resolution is subject to the publication formalities provided for by Article 7b of the Companies Act.

By exception to the provisions of the previous sub-paragraph, when corporate reserves exceed 1/4 of the paid-up share capital the share capital increase is subject to a GM resolution, to be adopted in accordance with the provisions of Article 29, par. 3 and 4 and Article 31, par. 2 of the Companies Act, as amended, along with a respective amendment to the Article hereof regarding the share capital.

The share capital increase provided for under sub-par. 1 of this paragraph shall not constitute an amendment to the Articles of Association.

5.          The GM that resolves on a share capital increase pursuant to pars 3 and 4 of Article 29 and par. 2 of Article 31 of the Companies Act may authorize the Board to resolve on the new shares’ offering price, and/or interest rate and method of determination thereof, in the event of issue of interest-earning shares, within a term determined by the GM, that cannot exceed one year. In this case, the time period for the payment of the relevant funds under Article 11 of the Companies Act shall begin on the date when the said resolution determining the shares’ offering price and/or interest rate or method of determination thereof, as the case may be, is adopted by the Board.

6.          In any share capital increase, even by contribution in kind, or a convertible bond issue, a pre-emptive right to the entire amount of the new capital or bond issue shall be granted to shareholders of record, pro rata to their equity holding as at the time of issue. In the event that the Bank has already issued shares of more than one category, and voting rights, rights to profit distribution and liquidation proceeds vary among these different categories of shares, then the share capital increase may be implemented through one such category of shares alone; in this case, the holders of the other categories of shares shall be granted a pre-emptive right only following non-exercise thereof by the holders of shares of the same category as the new shares.

The pre-emptive right shall be exercised within the time period set by the corporate body that decided for the share capital increase. The said time period, subject to the payment deadline provided for in Article 11 of the Companies Act, shall not be less than 15 days. In the case of par. 5 of this Article, the time period for the exercise of the pre-emptive right shall not begin before the date of the Board resolution determining the new shares’ offering price. In the cases of sub-pars 2 and 3 of par. 6 of this Article, the corporate body that decided for the increase shall also determine the time period for the exercise of the said right by the rest of the shareholders; the said time period shall not be less than 10 days and shall begin on the date following the expiry date of the respective time period provided for the holders of shares of the same category as the new shares.

Following expiry of the said deadlines, any shares not taken up as above shall be freely disposed of by the Board of Directors, at a price not lower than that paid by the existing shareholders.

In the event that the corporate body which decides for the share capital increase fails to set a deadline for the exercise of the pre-emptive right, such deadline, or any extension thereof, shall be set by resolution of the Board adopted within the time limits provided for under Article 11 of the Companies Act.

The invitation to exercise the pre-emptive right, which must also indicate the deadline set for the exercise thereof, shall be published in the Bulletin of Companies and Limited Liability Companies of the Government Gazette.

Without prejudice to par. 5 of this Article, the said invitation and deadline for the exercise of the pre-emptive right may be omitted in the event that the shareholders who attended the GM represented the entire share capital and were informed of the deadline set for the exercise of the pre-emptive right, or stated their decision to exercise same or not. Publication of the invitation to exercise the pre-emptive right may be substituted by registered letters, return receipt requested, to the shareholders.

7.          The pre-emptive right may be limited or abolished by GM resolution and subject to the provisions of par. 10 of Article 13 of the Companies Act.

8.          The share capital increase is allowed through the issue of redeemable shares, which may be issued as preferred shares, with or without voting right, pursuant to the provisions of Article 3 of the Companies Act. Redemption thereof shall be by corporate declaration to shareholders, subject to the publication requirements of Article 11 hereof, and valid only on release to shareholders of the corresponding contribution.  The capital increase, the issue of redeemable shares and potential exclusion of the pre-emptive right shall be subject to the provisions of this Article; the redemption option shall be subject to the requirements of Article 17b of the Companies Act. Furthermore, the Bank is entitled to issue preference shares of any type permitted by applicable legislation. In departure from the provisions of Article 6 hereof, the said redeemable and preference shares may be physical shares.

9.          In the event that the capital raised is less than the amount of the authorized share capital increase, the Board shall, by its resolution confirming payment, also adjust Article 4 of these Articles of Association to reflect the amount of such capital raised, as same resulted from the share capital increase.

Article 6

1.          The Bank’s shares are registered, pursuant to Article 11a of the Companies Act. Should banks be allowed to issue bearer shares (deregistration of shares) in future, conversion of currently registered shares to bearer shares shall be by GM resolution.

2.          The shares shall be dematerialised, registered with Hellenic Exchanges Holding S.A. (HELEX) without serial numbers and monitored by means of entries in the records thereof.

3.          The rights and obligations issuing from each share of the Bank shall apply to the person registered with HELEX as a shareholder of the Bank.

4.          The shares are indivisible. In the event of joint ownership of a share, the joint owners may exercise their rights only by a joint representative thereof and are jointly and severally liable for the performance of their obligations issuing from the share.

5.          On acquiring a share, the shareholder accepts the Bank’s Articles of Association and GM and Board resolutions.

6.          By resolution adopted in line with the provisions of Article 29 par. 3 and 4 and Article 31 par. 2 of the Companies Act, the GM may establish a plan for allocating corporate shares to the Directors and employees of the Bank and of associated companies thereof in the sense of Article 42e par. 5, in the form of stock options pursuant to the provisions of Article 13, par. 13-14 of the Companies Act and of the resolution of the said GM, a summary of which shall be subject to the publication formalities provided for under Article 7b of the Companies Act.

CHAPTER THREE

GENERAL MEETING OF SHAREHOLDERS

Article 7

The General Meeting of Shareholders (“GM”) is the Bank’s supreme corporate body entitled to decide on each single matter concerning the Bank. Its lawful resolutions shall be binding on all shareholders, even those absent or dissenting.

Article 8

1.                            All of the Bank’s shareholders are entitled to participate in the GM.

2.                            Shareholders may be represented at the GM by other, duly authorized persons.

3.                            Each share shall entitle the holder to one vote. Each shareholder is entitled to a number of votes equal to the number of shares held.

Article 9

1.                            The GM is the sole corporate body vested with authority to decide on:

(a)                      Amendments to the Bank’s Articles of Association. Such amendments shall be deemed to include share capital increases or decreases, except the share capital increase for which the Board decides as per Article 5 par. 4 hereof;

(b)                     Election of the members of the Board and the auditors;

(c)                      Approval of the Bank’s annual financial statements;

(d)                     Appropriation of the annual profits;

(e)                      Merger, split-off, transformation, revival, extension of duration or dissolution of the Bank;

(f)                        Appointment of liquidators; and

(g)                     Any other matter provided for by law.

2.                            The provisions of the previous paragraph do not apply to: (a) capital increases by Board resolution pursuant to pars 1 and 14 of Article 13 of the Companies Act, or capital increases imposed by provisions of other laws, (b) amendments to the Articles of Association introduced by the Board under par. 5 of Article 11, pars 2 and 13 of Article 13 and par. 4 of Article 17b of the Companies Act, (c) The election of Directors in replacement of Directors resigned, deceased or having forfeited their office for whatever reason, in line with the provisions of these Articles of Association pursuant to par. 7 of Article 18 of the Companies Act, (d) the absorption of a company fully owned by another company as per Article 78 of the Companies Act, and (e) the option for distribution of profits or non-mandatory reserves within the current financial year by resolution of the Board, subject to prior GM authorization.

3.                            The GM shall decide on all Board proposals included in the agenda in all other respects.

Article 10

1.                            The GM shall be convened by the Board and held ordinarily (“AGM”) at the Bank’s registered office or in the region of another municipality within the prefecture where the Bank’s registered office is located, at least once a year, always within six months of the end of each financial year. The GM may also be convened extraordinarily (“EGM”) whenever deemed expedient, at the discretion of the Board.

2.                            The Annual General Meeting (AGM) shall review the annual financial statements and the Board’s and the auditors’ reports thereon and shall decide on the approval thereof.

3.                            The AGM shall elect at least one auditor and one substitute auditor, as specifically provided for under par. 1 of Article 33 hereof.

4.                            Following approval of the annual financial statements, the AGM shall, by special voting, by roll-call, decide on the discharge from personal liability of the Board and the auditors. Such discharge shall have no effect in cases falling under Article 22a of the Companies Act. The members of the Board and employees that are shareholders of the Bank may take part in the roll call only on the basis of the number of shares they hold.

Article 11

1.                            With the exception of repeat GMs and GMs deemed similar thereto, the GM shall be called at least 20 days before the date set for it. The said 20-day period shall be inclusive of business days, but exclusive of the date the invitation to the GM is published or the date the GM is held.

2.                            Invitation to the GM is not required in the event that shareholders representing the entire share capital are present or represented at the meeting and none of them objects to the GM being held or taking decisions.

3.                            The invitation to the GM, including at least the place, i.e. the premises along with the exact address, where the GM is to be held, the date and time thereof, the items on the agenda, clearly specified, and the shareholders entitled to participate therein, along with precise instructions as to the method of participation and exercise of the rights thereof in person or by proxy, shall be displayed in a conspicuous place at the Bank’s Head Office and published as follows:

(a) In the Companies and Limited Liability Companies Bulletin of the Government Gazette pursuant to the provisions of Article 3 of Presidential Decree dated 16 January 1930 re the companies bulletin.

(b) In a daily newspaper selected from the newspapers provided for under Article 3 of Legislative Decree 3757/1957, as amended, that are published in Athens and have, in the Board’s judgment, wide circulation in Greece, and

(c) In a daily financial newspaper from those which:

(aa)                  have been published 6 days a week for at least 3 consecutive years as purely financial newspapers,

(bb)                have had a daily circulation of at least 5,000 copies throughout the said 3-year period,

(cc)                  meet the financial newspapers’ qualification standards set by joint decision of the Minister of Trade and the Minister of Press and Mass Media, as specified in par. 2 (c) of Article 26 of the Companies Act.

(d) In a daily or at least weekly newspaper from those published in the place of the Bank’s registered office.

Daily or weekly newspapers are required to meet the standards of Article 1 of Legislative Decree 1263/1972 and Article 2 of law 4286/1963, respectively, as amended, and to have been in continuous circulation, at least as weekly newspapers, for a minimum period of 3 years.

The Invitation shall be published 10 full days in advance in the Companies and Limited Liability Companies Bulletin of the Government Gazette and 20 full days in advance in the daily newspapers or financial press as above. In the event of repeat GMs, such time limits shall be reduced by half.

Article 12

1.                            Shareholders shall be entitled to participate in and vote at the GM provided they have deposited the relevant CSD certificate with the Bank at least 5 days before the date set for the GM.

2.                            The said deadline shall also apply to shareholders’ representatives’ or proxies’ legalization documents deposited with the Bank.

3.                            Shareholders that have not adhered to the provisions of this Article may participate in and vote at the GM subject to permission thereof.

4.                            Shareholders that are legal entities may participate in the GM by up to 3 representatives each.

Article 13

1.                            48 hours before each GM, a list of the names of the shareholders entitled to vote thereat, along with each shareholder’s number of shares and votes, the names of their proxies, where applicable, and the said shareholders’ and proxies’ addresses shall be displayed in a conspicuous place at the Bank’s Head Office. The Board shall include in the said list all shareholders shall have adhered to the provisions of the preceding article.

2.                            Should a shareholder or proxy thereof object to the list, such objection may be raised only at the commencement of the GM and prior to deliberation on the agenda.

Article 14

1.                            The Chairman of the Board shall also provisionally chair the GM. Should the Chairman be unable to attend the GM, he shall be replaced by his substitute as per par. 2 of Article 21 hereof.

Should such substitute be also unable to attend, the GM shall be provisionally chaired by the shareholder that owns the largest number of shares, or by the proxy thereof. Two of the shareholders or proxies present, designated by the Chairman, shall act as provisional secretaries.

2.                            Following ratification of the list of shareholders, the GM shall promptly elect the Chairman thereof and 2 secretaries, the latter also acting as vote counters.

Article 15

1.                            The GM shall form a quorum and validly deliberate on the items on the agenda when shareholders owning at least 1/5 of the paid-up capital are present or represented thereat. Should there be no such quorum, the GM shall reconvene within 20 days as of the date of the meeting that was cancelled, by at least 10 full days’ prior invitation to this effect; at such repeat meeting the GM shall form a quorum and validly deliberate on the original agenda irrespective of the portion of the paid-up share capital represented. If the place and time of the repeat meetings prescribed by law in the event that no quorum is formed are specified in the original invitation, no further invitation is required.

2.                            Exceptionally, with respect to resolutions concerning a change in corporate nationality or activities, an increase in shareholder liability, a share capital increase not provided for by the Articles of Association, as per par. 1 and 2 of Article 13 of the Companies Act, as amended, unless imposed by law or implemented through capitalization of reserves, a decrease in share capital, unless carried out in accordance with par. 6 of Article 16 of the Companies Act, a change in the profit appropriation method, a corporate merger, split-off, transformation, revival, extension of duration or dissolution, delegation or renewal of powers to the Board to decide for the share capital increase as per par. 1 of Article 13 of the Companies Act, as amended, and in any other case provided for by law, the GM shall form quorum and validly deliberate on the agenda when shareholders representing 2/3 of the paid-up share capital are present or represented thereat.

Should no quorum be formed at the first meeting, as described in the preceding paragraph, a first repeat meeting shall convene within 20 days as of the first meeting, with at least 10 full days’ prior invitation, and shall form quorum and validly deliberate on the original agenda when at least 1/2 of the paid-up share capital is represented thereat.

If, again, no quorum is formed, a second repeat meeting shall convene within 20 days, with at least 10 full days’ prior invitation, and shall form quorum and validly deliberate on the original agenda when at least 1/5 of the paid-up share capital is represented thereat. If the place and time of the repeat meetings prescribed by law in the event that no quorum is formed are specified in the original invitation, no further invitation is required.

Article 16

1.                            Resolutions shall be adopted by absolute majority of the votes represented at the GM.

2.                            Exceptionally, resolutions on items relating to issues under par. 2 of Article 15 hereof shall be adopted by a majority of 2/3 of the votes represented at the GM.

Article 17

1.                            The minutes of the GM shall be recorded a special book in summary form and ratified by the signatures of the Chairman and the two secretaries of the GM. Should a shareholder so request, the Chairman of the GM shall enter an accurate summary of the shareholder’s opinion in the minutes.

2.                            A list of the names of the shareholders present at the GM in person or by proxy, to be prepared as per Article 13 hereof, shall be entered in the said book also.

3.                            Copies of or excerpts from the GM minutes shall be ratified by the Chairman of the GM or by the Chairman of the Board or the legal substitute thereof.

CHAPTER FOUR

BOARD OF DIRECTORS

Article 18

1.                           The Bank is managed by the Board of Directors, consisting of 9 to 15 members, and is represented in all its affairs as per articles 22-24 below.

2.                            The Board is composed of executive and non-executive members, and at least two of such non-executive members are independent pursuant to law 3016/2002, as amended. The Board members are elected by the GM, which determines the number of directors and the directors that shall be independent. Legal entities may also be Board members. In such a case, the legal entity is required to appoint an individual to exercise its powers as a director. Board membership may be revoked by the GM at any time. Furthermore, the GM may also elect substitute directors. Substitute directors so elected shall, in order of election, replace any elected directors who resign, die, or forfeit their office or capacity for whatever reason.

3.                            In the event that a director ceases to be on the Board as a result of resignation, death or forfeiture for whatever reason, and his replacement by substitute directors elected by the GM, as per the previous paragraph, is not feasible, the remaining directors shall, provided that at least 5 of them are present, provisionally elect another director to fill the vacancy for the remaining term of office of the director replaced. Such election shall be valid for the remaining term of office of the director replaced, and announced by the Board to the immediately following GM, which may replace the directors elected even if no relevant item is included in the agenda.

Under all circumstances, the remaining directors, irrespective of number, may call a GM solely for electing a new Board.

4.                            The appointment and the discharge, for whatever reason, of members of the Board and persons authorized to represent the Bank on a joint or sole representation basis, along with their identity particulars, shall be subject to publication requirements as per Articles 7a and 7b of the Companies Act, as amended.

Article 19

1.                            Without prejudice to the provisions of par. 3 of Article 18 hereof, the directors shall be elected for a term of 3 years, and their term of office shall end at the AGM of the year in which the three-year term as of their election by the GM expires.

2.                            The directors can be re-elected indefinitely.

Article 20

1.                            A director who unjustifiably fails to participate in or be represented at the Board meetings for over 6 months shall forfeit his office. The said forfeiture shall be final as of the date the Board adopts a resolution to this effect, to be recorded in the Board minutes.

2.                            A director’s resignation should be addressed to the Board. Such resignation becomes final on receipt, not being subject to acceptance, by the Bank.

Article 21

1.                            The Board elects by absolute majority from among its members the Chairman of the Board, the Bank’s Chief Executive Officer, who manages the affairs of the Bank, one Vice Chairman and one Deputy Chief Executive Officer.

The Chairman of the Board may also be elected as the Chief Executive Officer and the Vice Chairman may also be elected as the Deputy Chief Executive Officer of the Bank.

2.                            Should the Chairman be absent, obstructed or deceased, he shall be substituted by the Chief Executive Officer and, should the Chief Executive Officer be absent, obstructed or deceased, he shall be substituted by the Vice Chairman; and should the Vice Chairman be absent, obstructed or deceased, he shall be substituted by the Deputy Chief Executive Officer.

3.                            The Board shall be constituted into a body at the first meeting thereof following each election of Directors by the GM, as well as under any circumstances when the Chairman’s or the Chief Executive Officer’s post is vacated for whatever reason. Until the Board elects a new Chairman or Chief Executive Officer, the relevant duties shall be exercised by the substitute thereof.

4.                            The Chairman of the Board or his substitute shall chair the meetings of the Board, introduce the items for deliberation and manage the affairs of the Board.

5.                            The Board elects a Board secretary who may or may not be a member thereof.

Article 22

1.                            The Board represents the Bank in court and out of court and may delegate its powers and functions, in all or in part, including the right of representation, to the Chief Executive Officer, the Deputy Chief Executive Officer, one or more of its members, the Bank’s general managers, managers, staff members or other persons meeting the requisite standards in terms of technical and other qualifications, attorneys and third parties in general, by virtue of a Board resolution, which shall also determine the matters in respect of which the said powers and functions are delegated. Excluded are any such matters as may require collective action by the Board. The Board may also delegate the Bank’s internal control to one or more persons other than members of the Board, or to members of the Board also, insofar as this is not prohibited by law. The persons referred to in the previous sub-paragraphs may, insofar as this is provided for under the relevant Board resolutions, further delegate all or part of the functions delegated to them to, and further confer the powers conferred on them on, other persons, directors, employees, attorneys or third parties in general.

2.                            The Board may determine that should the Chief Executive Officer be absent, obstructed or deceased, he shall be substituted in the entire range of his powers and functions by the Deputy Chief Executive Officer and, should the latter be also absent, obstructed or deceased, by a director to be determined by the Board.

Article 23

1.                           The Board is the corporate body vested with authority to decide on any matter concerning the management, the assets and, generally, the pursuit of the Bank’s corporate objectives in accordance with the provisions of law 3016/2002, as amended; excluded are matters that by law or these Articles of Association fall within the sole jurisdiction of the GM.

2.                            Board acts, even if in excess of corporate objectives, shall be binding on the Bank against third parties, unless there is proof that the third party was, or should have been, aware of such excess, observance alone of the publication formalities as regards the Bank’s Articles of Association or amendments thereto not constituting proof. Limitations on the Board powers pursuant to the Articles of Association or to GM resolutions, even if subjected to the publication formalities, may not be asserted against third parties.

3.                            The Board is the appropriate corporate body to decide on matters such as:

(a)                                           Establishment of branch offices, agencies and representative offices in Greece and abroad;

(b)                                          Acquisition of shareholdings in other banks in Greece or abroad, or divestment thereof;

(c)                                           Approval of the Bank’s by-laws;

(d)                                          Nomination of the Bank’s General Managers and Managers following the Chief Executive Officer’s recommendation;

(e)                                           Audit and approval of the Bank’s annual and consolidated financial statements;

(f)                                              Establishment of associations and foundations under Article 108 and participation in companies falling under Article 784 of the Greek Civil Code;

(g)                                           Bond issues of any type, except those that by law fall exclusively within the jurisdiction of the GM.

4.                            The Bank is bound in its transactions by the signature of either one or two authorized signatories. The Board may validly grant sole signature authorization only to the Chief Executive Officer, the Deputy Chief Executive Officer and general managers of the Bank.

Article 24

1.                           The Bank shall be represented in courts as provided for by Article 22 above. The Chief Executive Officer, the Deputy Chief Executive Officer and the general managers may delegate to one or more of the Bank’s employees or attorneys-at-law, acting on a sole or joint basis, powers to represent the Bank in any court action and with respect to any matter relating to enforcement proceedings.

2.                           Should the Bank be required to appear in person before a court, the public prosecutor or any other judicial or other authority (including independent authorities), or in the event of oath-taking, signing and filing complaints or suits and waiving same, registering an appearance as a prosecuting party before criminal courts during preliminary hearings and court hearings and waiving same, pursuing legal remedies against judgments and decrees of criminal courts and waiving same, and generally under all circumstances requiring appearance in person before a court, the public prosecutor and any other judicial authority, the following persons may take decisions on behalf of the Bank and legally represent the Bank: all general managers, managers or their substitutes or deputy managers of the Administration, or of the Bank’s network divisions or managers of regional divisions,  or chiefs of section or chiefs of service of the Administration or network divisions or regional divisions.

3.                           In respect of the affairs of the Bank’s Non-Performing Loan units and branches, further to the above officers, the manager of the Non-Performing Loan unit, of the branch or his/her substitute, or one of the deputy managers, or one of the chief operations officers or officers or substitutes thereof may also take decisions on behalf of the Bank and legally represent same.

4.                           In respect of criminal matters concerning the Bank that are heard by penal courts outside the place where the Bank’s unit or branch that filed the relevant complaint, or charges, is domiciled, the manager or the substitute thereof or a deputy manager or a chief operations officer of the Bank’s branch located within the district of the court by which the case is heard may also take decisions on behalf of the Bank and legally represent same.

5.                           By an ad-hoc resolution of the Board, subject to the publication formalities provided for by law, the Bank may grant special authorization to officers thereof to represent same as regards the observance of tax, customs, city-planning, market regulation, labour, securities, capital market, personal data, banking supervision and other special legal provisions within the said officers’ areas of responsibility.

Article 25

1.                            The Board of Directors shall meet at the Bank’s registered office when required by law or corporate needs, or when the Chairman sees fit, or at the request of directors, as provided for under par. 3 of this Article. Exceptionally, the Board may hold meetings at places other then the Bank’s registered office, in cities of Greece or of other EU countries or in other places where the Bank or another company of its Group have established a presence. Under all circumstances, Board meetings shall be validly held at any place other than the Bank’s registered office, and whether in Greece or abroad, provided that at any such meeting all directors are present or represented and no director objects to the meeting being held or to resolutions being adopted thereat.

2.                            The Board shall be convened by the Chairman thereof, by means of an invitation to the directors at least two business days prior to the meeting. The invitation must clearly specify the items on the agenda, otherwise resolutions may not be adopted at the meeting unless all directors are present or represented and no director objects to resolutions being adopted thereat.

3.                            At the request of two directors, to be filed with the Chairman or his substitute, the Chairman or his substitute shall call a Board meeting to convene within 7 days as of the date the request is filed.

                                     The said directors should clearly specify in their request the agenda of the Board meeting requested; failure to do so carries a penalty of inadmissibility. In the event that such meeting is not convened within the 7-day deadline as above, the directors are allowed to convene a Board meeting themselves within 5 days as of expiry of the said deadline, by communicating the relevant invitation to the rest of the directors.

4.                            At the request of two directors, the Chairman shall enter any item proposed to him in the agenda of the first meeting held following such request.

Article 26

1.                            The Board shall form a quorum and validly deliberate when one half plus one of the directors is present or represented, but under no circumstances may the number of directors present in person be less than 5. In determining such quorum, fractions shall be omitted.

2.                            For resolutions to be validly adopted by the Board an absolute majority of the votes of directors present or represented is required, unless otherwise provided for by law or these Articles of Association.

3.                            Should a member of the Board be absent or unable to attend the Board meeting, such member may appoint by letter any other Board member as his proxy. Each director may duly represent only one of the other directors. Board members may not appoint persons other than Board members to represent them on the Board.

Article 27

1.                            The Board may meet by teleconference, in which case the Invitation to the directors shall include the information necessary for their participation in the meeting.

2.                            Board deliberations and resolutions shall be recorded in summary form in a special book, which may be maintained in electronic form also. At the request of a director, the Chairman shall enter an accurate summary of the director’s opinion in the Board minutes. A list of the names of the directors present or represented at the meeting shall also be recorded in the said book.

3.                            Board minutes drafted and signed by all directors or the representatives thereof shall be equivalent to a Board resolution, even where no Board meeting has been held.

4.                            Copies of Board meeting minutes that are subject to filing with the Companies Register pursuant to Article 7a of the Companies Act, as amended, shall be filed with the Ministry of Trade within 20 days as of the Board meeting.

5.                            Board meeting minutes shall be signed by the Board Chairman or Secretary; copies of and excerpts from the said minutes issued by the said persons shall be official without further validation, as per par. 8 of Article 20 of the Companies Act also.

Article 28

Subject to the provisions governing the legality of transactions between the Bank and its Board members, any fee or remuneration paid to a member of the Board for whatever reason shall be deemed legal and be borne by the Bank only if approved by an ad hoc resolution of the AGM.

Article 29

Pursuant to Articles 22a and 22b of the Companies Act, as amended, Board members are liable to the Bank for acts and/or omissions thereof while managing corporate affairs. Specifically, no such liability exists in the event that the Board member proves that he has acted with the diligence of a prudent businessman, such diligence being determined also in the light of the capacity and duties of each member of the Board, or in the event of acts or omissions that are based on lawful resolutions of the GM or that regard a reasonable corporate decision taken in good faith, on the basis of adequate information and solely to serve corporate interests.

Article 30

1.                            The Bank’s directors, general managers and managers are prohibited from engaging, either on their own behalf or on behalf of third parties, in such business activities as may fall under any corporate objective pursued by the Bank, or from participating as general partners in companies pursuing such objectives, without the approval of the GM. In the event of a breach of the said provision, the Bank shall enforce its rights under par. 2 and 3 of Article 23 of the Companies Act, as amended.

2.                            The directors and any third parties to whom the Board has delegated powers and authorities shall not pursue own interests conflicting with interests of the Bank.

3.                            The directors and any third parties to whom the Board has delegated powers and authorities shall disclose to the other directors in a timely manner own interests that may arise from corporate transactions within their responsibility, and any other conflict of interests between them and the Bank or any affiliate thereof that may arise in the course of their duties, in the sense of par. 5 of Article 42e of the Companies Act.

4.                            Each director shall observe strict confidentiality with respect to any affairs of the Bank that he becomes aware of in his capacity as a member of the Board.

CHAPTER FIVE

MINORITY RIGHTS

AUDIT - FINANCIAL YEAR - ANNUAL FINANCIAL STATEMENTS

Article 31

1.                             At the request of shareholders representing 1/20 of the paid-up share capital, the Board of Directors shall convene an EGM and set the date thereof not later than 45 days as of the date on which the request was submitted to the Chairman of the Board. The request shall indicate the items on the agenda.

2.                             At the request of shareholders representing 1/20 of the paid-up share capital, the Chairman of the GM shall postpone, only once, decision-taking by the GM, whether an AGM or an EGM, for a new GM to be held on the date indicated in the shareholders’ request, but not later than 30 days as of the said postponement.

                                      The GM held following such postponement, being a continuation of the previous GM, is not subject to publication requirements as regards the invitation to shareholders, and new shareholders may also participate therein subject to the provisions of Articles 12 and 13 par. 1 hereof.

3.                             At the request of shareholders representing 1/20 of the paid-up share capital, decision-taking on the GM agenda shall be by roll-call.

4.                             At the request of a shareholder filed with the Bank at least 5 full days before the date of the GM, the Board shall provide the GM with any such specific information on the Bank's business as may be requested, insofar as it serves for real assessment of items on the agenda. Moreover, at the request of shareholders representing 1/20 of the paid-up share capital, the Board shall inform the GM, provided it is an AGM, of the moneys paid by the Bank to each director or the managers of the Bank over the last two years, and of any benefits received by such persons from the Bank for whatever reason or under any agreement with the Bank. In all of these cases the Board is entitled to decline to provide the information requested, for good reasons, to be recorded in the minutes. Depending on the circumstances, one such good reason may be the requesting shareholders’ representation on the Board as per par. 3 or 6 of Article 18 of the Companies Act.

5.                             At the request of shareholders representing 1/5 of the paid-up share capital, filed with the Bank at least 5 full days before the GM, the Board of Directors shall provide the GM with information on the current status of corporate affairs and assets. The Board of Directors may decline to supply the information requested for good reasons, to be recorded in the minutes.

6.                             In the cases of sub-par. 2 of par. 4, and of par. 5 of this Article, any dispute as to the validity of the Bank’s reason for declining to provide the information requested shall be settled by a judgment rendered by the competent court of the place of the Bank’s registered office. By virtue of the said judgment the Bank may be required to provide the information it had declined.

7.                             Under all circumstances, when requesting shareholders exercise their right the are required to produce proof of their shareholder capacity and number of shares. Means of such proof also include proof of shares deposited as per par. 1 and 2 of Article 28 of the Companies Act.

Article 32

1.                             The following persons are entitled to file with the competent court a petition for an audit of the Bank in accordance with the procedure provided for by law: (a) Shareholders of the Bank representing at least 1/20 of the paid-up share capital, (b) The Stock Exchange Commission, (c) The Minister of Development or the appropriate supervisory authority, as the case may be.

2.                             The said audit shall be ordered if the acts alleged by the petitioners are deemed likely to contravene provisions of the law, or of these Articles of Association, or of GM resolutions.

Under all circumstances, audit requests as above shall be filed within three (3) years of approval of the financial statements for the year in which such acts allegedly occurred.

3.                             Shareholders representing 1/5 of the paid-up share capital may file with the competent court a petition for an audit as per par. 1 of this Article if the overall corporate performance suggests that the management of corporate affairs has not been based on sound or prudent practices.

4.                             Shareholders requesting an audit as above shall provide the court with proof of ownership of the shares entitling them to the audit request. Means of such proof also include proof of shares deposited as per par. 1 and 2 of Article 28 of the Companies Act.

Article 33

1.                             The Bank’s annual financial statements shall be audited by at least one certified auditor in accordance with the provisions of the relevant audit legislation.

2.                             The audit provided for under the preceding paragraph is a necessary prerequisite for valid approval of the annual financial statements by the AGM.

3.                             Certified auditors as well as an equal number of substitute auditors shall be appointed by the AGM held during the year to be audited, in accordance with the relevant legislation. The Board members shall be liable to the Bank for omission of certified auditors’ appointment in the event of failure to convene the AGM in a timely manner. Under all circumstances, however, the validity of certified auditors’ appointment shall not be affected in the event of appointment thereof by a subsequent GM. For the purposes of this Article, certified auditors may be reappointed for up to five consecutive financial years, and may be subsequently appointed anew only after the lapse of an interval of two full financial years.

4.                             Certified auditors appointed shall be notified by the Bank of their appointment and shall be deemed to accept same unless they decline it within five business days.

5.                             Auditors’ appointment and discharge for whatever reason, along with their identification particulars, shall be subject to publication requirements as per Articles 7a and 7b of the Companies Act, as amended.

Article 34

1.                             The auditors shall monitor the accounts and financial position of the Bank throughout the financial year, being entitled to access any books, accounts and documents thereof, including GM and Board minutes.

                                      The auditors shall also make every necessary recommendation to the Board and, in the event that they ascertain a breach of provisions of the law or of these Articles of Association, they shall refer the matter to the appropriate supervisory authority.

2.                             Following the close of the financial year the auditors shall audit the annual financial statements of the Bank and submit a report on their findings to the AGM. The said report should clearly indicate whether, following confirmation of the accuracy and legality of the entries made in the Bank’s books, the annual financial statements and the Profit and Loss Account reflect the Bank’s financial position and results, respectively, as at the closing date of the audited financial year.

3.                             The auditors shall specifically indicate in their report whether:

                                      (a)                        The auditors were provided with all information necessary to discharge their duties;

                                      (b)                       A full account was obtained of the operations of the Bank’s branches,

                                      (c)                        There was a change in inventory taking over the previous financial year.

4.                             The auditors shall be present at the AGM and provide all information relating to their audit.

5.                             The auditors shall be liable to the Bank for any wrongful act on their part while discharging their duties, and for compensation with respect thereto. Such liability cannot be excluded or modified. The Bank’s claim shall be statute-barred after two years.

6.                             At the auditors’ request the Board shall convene a GM within 10 days as of the date such request was submitted to the Chairman of the Board, determining the agenda thereof as per the auditors’ request.

Article 35

1.                             The financial year shall last 12 months, commencing on 1 January and ending on 31 December of each year.

2.                             At the end of each financial year the Board shall close the accounts, preparing a detailed inventory of the corporate assets and the annual financial statements according to the provisions of the law; furthermore, it shall submit to the AGM such annual financial statements, annual report (along with any explanatory report indicating all that is provided for under par. 7 of Article 43 of the Companies Act, as it stood prior to Presidential Decrees 409/86 and 498/87) and the auditors’ report.

3.                             The Bank’s balance sheet, profit and loss account and appropriation account, as well as the relevant auditors’ report, shall be published by the Board at least twenty 20 days prior to the date of the AGM, as provided for by law.

4.                             For a resolution in respect of the annual financial statements, as approved by the Board, to be validly adopted by the AGM, the annual financial statements should bear the signatures of three persons, i.e. (a) the Chairman of the Board, or his legal substitute, (b) the Managing or the Executive Director or, should there be no such Director, or should his capacity and the aforesaid persons’ capacities be combined into a single person, by a director appointed by the Board to that effect, and (c) the chief accountant.

                                      Should the above parties disagree on the legality of the method of preparation of the annual financial statements, they shall submit their objections by letter to the AGM.

5.                             The annual financial statements and the Board and the auditors’ reports shall be available to shareholders 10 days before the AGM on request.

Article 36

1.                                      Net profits of the Bank shall be deemed to be the profits resulting from the gross earnings after deduction of all expenses, losses, legally authorized depreciation and any other corporate obligation.

2.                                      The Bank’s net profits shall be appropriated as follows:

                                      (a)                        5% - 20% of the total net profits shall be retained to apply towards an ordinary reserve up to an amount equal to one half of the share capital. On formation of the above amount, fund retention for these purposes shall no longer be mandatory and shall so remain, unless the level of the ordinary reserve is for whatever reason reduced to less than one half of the share capital.

                                      (b)                       A further portion of the funds shall be retained for dividend payment as required pursuant to Article 3 of Emergency Law 148/1967, as amended.

                                      (c)                        Following retention of the first dividend amount, a portion of the funds, to be determined by the AGM, shall be deducted to apply to the formation of extraordinary reserves; lastly, a further portion of the funds shall be retained to apply to Board fees. The remaining balance shall be either distributed to the shareholders as an additional dividend or carried forward.

3.                             The funds to be distributed to shareholders shall be paid thereto within 2 months as of the date the annual financial statements are approved by AGM resolution, as specifically determined by the AGM or the Board.

4.                             Subject to the provisions regulating the share capital decrease, such funds as above cannot be distributed to shareholders if at the closing date of the last financial year the Bank’s equity capital is, or as a result of the said distribution shall be, less than the Bank’s share capital, plus mandatory reserves, whose distribution is prohibited by law and these Articles of Association.

5.                             The level of funds to be distributed to the shareholders shall not exceed the results of the last financial year ended, plus previous year’s profits and non-mandatory reserves whose distribution is allowed (and has been approved by the GM), reduced by previous years’ losses and by such amount as shall be required by law or the Articles of Association to apply towards the formation of reserves. The funds to be distributed shall be paid to the shareholders within 2 months as of the date of AGM approval of the annual financial statements.

6.                             The term “distribution” under paragraphs 4 and 5 hereof shall principally refer to payment of dividends and interest on shares.

CHAPTER SIX

WINDING UP AND LIQUIDATION

Article 37

1.                             The Bank shall be wound up:

                                      (a)                        On termination of its duration as specified herein, unless the GM has decided to extend its duration, as provided for by par. 2 of Article 15 and par. 2 of Article 16 hereof;

                                      (b)                       Following a GM resolution adopted pursuant to the provisions of Article 15 par. 2 and Article 16, par. 2 hereof;

                                      (c)                        In the event that the Bank has been declared bankrupt;

                                      (d)                       By court judgment as per Articles 48 and 48a of the Companies Act.

2.                             In the event of share capital loss as per Article 47 of the Companies Act, the Board shall convene a GM within six (6) months from the end of the financial year to decide on the Bank’s winding up or other action to be taken.

Article 38

1.                             Except in the event of bankruptcy, winding up shall be followed by liquidation. In the case of sub-par. (a) of Article 37 hereof, the Board shall act as liquidator until liquidators are appointed by the GM.

                                      In the case of sub-par. (b) of Article 37 hereof, the GM shall, by the same decision, appoint 3 liquidators.

                                      In the case of Article 37 (d) hereof, the liquidator shall be determined by the court, on the basis of the court judgment ordering the winding up of the Bank.

                                      Upon appointment of liquidators, the directors’ and auditors’ powers and authorities shall cease ipso jure.

2.                             On assuming their duties, the liquidators appointed by the GM shall take an inventory of corporate assets and publish a balance sheet in the press and in the Companies and Limited Liability Companies Bulletin of the Government Gazette, with a copy to the appropriate supervisory authority; they shall also publish a balance sheet each year, as provided for under Article 7a of Law 2190/1920, as amended.

3.                             The same applies to liquidators on completion of the liquidation.

4.                             Liquidators shall settle the Bank’s outstanding matters forthwith, convert assets to cash, pay debt and collect receivables. They may also take further action, should this be deemed to serve the liquidation process and corporate interests.

                                      Liquidators may sell corporate realty, the business in its entirety, as well as various fixed assets on an individual basis following the lapse of 4 months from winding up. Within the said 4-month period every shareholder or creditor may file a petition with the competent court of the place of the Bank’s registered office, requesting the court to determine a minimum selling price for corporate realty or the business in its entirety. The relevant court judgment shall be binding on the liquidators and shall not be subject to any legal remedy.

5.                             The annual financial statements and the financial statements issued on completion of the liquidation shall be subject to GM approval. The results of the liquidation process shall be submitted to the GM annually, along with a report on any reasons preventing completion thereof. On completion of the liquidation process, the liquidators shall prepare the final financial statements, to be published pursuant to par. 5 of Article 43b of the Companies Act, release to the shareholders contribution and share premium amounts paid, and distribute the balance of the liquidation proceeds thereto pro rata to each shareholder’s participation in the paid up share capital.

6.                             Should the liquidation process last for over a 5-year period, the liquidator shall convene a GM and submit to it for approval a plan for speeding up its completion. The plan shall include a report on the liquidation work performed so far, the reasons for the delay and proposed measures to speed up completion of the liquidation process. Proposed measures may include waiver of corporate rights, legal proceedings and petitions, should they be deemed inexpedient vis-à-vis expected benefits, or of uncertain outcome, or time consuming. The plan may also include settlement, renegotiation, terminating contracts or entering into new contracts. The GM resolution on such plan is subject to the quorum and majority provisions of pars 3 and 4 of Article 29 and par. 2 of Article 31 of the Companies Act. Should the plan be approved, the liquidator shall complete administration of the liquidation process as provided for in the plan. Otherwise, the liquidator or shareholders representing 1/20 of the paid-up share capital may request the one-member court of the first instance of the place of the Bank’s registered office to approve the plan by filing with the said court a petition to that effect, to be heard by voluntary jurisdiction proceedings. The court may introduce adjustments to measures included in the plan, but not any new measures further to those included. The liquidator shall not be liable for the implementation of a plan approved as above.

7.                             On appointment of liquidators, the directors’ powers and authorities shall cease ipso jure.

                                      The provisions applying to the Board shall also apply to liquidators on a pro rata basis. The liquidators’ proceedings and decisions shall be entered the Board minutes book in summary form.